EXHIBIT 99.1

Zoetis Announces First Quarter 2026 Results

•Revenue of $2.3 Billion, Growing 3%, and Net Income of $601 Million, or $1.42 per Diluted Share, Flat and Increasing 6%, Respectively, on a Reported Basis
•Adjusted Net Income of $646 Million, or Adjusted Diluted EPS of $1.53
•Flat Organic Operational Growth in Revenue and 1% Organic Operational Growth in Adjusted Net Income
•Revises Full Year 2026 Revenue Guidance to $9.680 - $9.960 Billion with Organic Operational Revenue Growth of 2% to 5%
•Revises Full Year 2026 Guidance for Organic Operational Growth in Adjusted Net Income to 2% to 6%
•Revises Guidance for Diluted EPS on an Adjusted Basis to $6.85 to $7.00

PARSIPPANY, N.J. – May 7, 2026 – Zoetis Inc. (NYSE:ZTS), the world's leading animal health company, today reported its financial results for the first quarter of 2026.

The company reported revenue of $2.3 billion for the first quarter of 2026, an increase of 3% compared with the first quarter of 2025 and flat on an organic operational1 basis. Net income for the first quarter of 2026 was $601 million, or $1.42 per diluted share, reflecting flat performance and growth of 6%, respectively, on a reported basis.

Adjusted net income2 for the first quarter of 2026 was $646 million, or $1.53 per diluted share, an increase of 2% and 9%, respectively, on a reported basis, and an increase of 1% and 7%, respectively, on an organic operational basis. Adjusted net income for the first quarter of 2026 excludes the net impact of $45 million for purchase accounting adjustments, acquisition and divestiture-related costs and certain significant items.

“The first quarter unfolded in a more challenging operating environment than we anticipated. Pet owners demonstrated increased price sensitivity, resulting in a decline in veterinary visits and softer demand for premium innovative products, where Zoetis leads. At the same time, competition intensified across key pet care categories, including dermatology and parasiticides. We are taking decisive action to sharpen commercial execution, unlock revenue and continue to drive disciplined cost management. The breadth of our portfolio remains a strength, reflected in the performance of International, livestock, and diagnostics in the quarter,” said Kristin Peck, Chief Executive Officer of Zoetis. “With a robust pipeline of more than 12 potential blockbusters, a proven science-to-scale model that has consistently
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enabled us to compete and win, and a resilient, diversified business supported by strong industry fundamentals, we are well positioned to deliver our next wave of innovation and remain confident in our ability to deliver sustained value for shareholders."

SEGMENT HIGHLIGHTS
Zoetis organizes and manages its commercial operations across two segments: United States (U.S.) and International. Within these segments, the company delivers a diverse portfolio of products for companion animals and livestock, tailored to local trends and customer needs. In the first quarter of 2026:
•Revenue in the U.S. segment was $1.1 billion, reflecting a decrease of 8% on both a reported and an organic operational basis relative to the first quarter of 2025. Companion animal product sales decreased 11% due to softer end-market demand and an increasingly competitive landscape. The company's key dermatology franchise and Simparica Trio® faced heightened competitive pressure and persistent macroeconomic-driven price sensitivity. Also contributing to the decline was the impact of generic competition on the Convenia® and Cerenia® brands, as well as lower sales of Librela®, the company's monoclonal antibody (mAb) product for osteoarthritis (OA) pain. Sales of livestock products increased 7% on both a reported and organic operational basis in the quarter, supported by broad-based strength across cattle, poultry and swine. Cattle performance was driven primarily by favorable producer economics in beef cattle, supply timing and expanded targeted use of parasiticides in response to New World screwworm. Poultry performance benefited from increased vaccine sales tied to disease outbreak activity, while swine growth reflected improved supply for a key antibiotic product.

•Revenue in the International segment was $1.1 billion, a 17% increase on a reported basis and a 10% increase on an organic operational basis compared with the first quarter of 2025. Companion animal product sales grew 15% on a reported basis and 7% on an organic operational basis, led by the company's parasiticides portfolio, including Simparica Trio, along with contributions from diagnostics, vaccines, and the timing of price increases. These gains were partially offset by lower sales of key dermatology products, driven primarily by competitive dynamics. Sales of livestock products grew 19% on a reported basis and 14% on an organic operational basis, driven by broad-based growth across all core species including cattle, swine, poultry and fish reflecting strong end-market demand, supply recovery and the timing of price increases.

Revenue in the International segment was positively impacted by operational changes made in connection with the company’s Fiscal Year Alignment (as defined below), which contributed an estimated $100 million in revenue to the quarter, driven by the timing of price increases in certain international markets and the delayed processing of customer orders both referenced in the company’s full year 2025 results, as well as changes in the performance of the business when comparing Q4 2025 to a strong Q4 2024.
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INVESTMENTS IN GROWTH
Zoetis' pipeline has more than 12 potential blockbuster3 candidates across areas of significant unmet medical need including chronic kidney disease, oncology, cardiology, anxiety and obesity. The company remains on track to receive a significant approval in a major market every year for the next several years.

Zoetis continues to drive innovation by advancing lifecycle innovation, developing new formulations that deepen the value of proven therapies, and expanding geographically to new markets, providing access to industry-leading treatments where few previously existed. Together, these efforts improve the lives of companion animals and livestock around the world. Recent approvals include:
•Approval in Canada for a new formulation of Convenia, an antibiotic for the treatment of bacterial skin infections and urinary tract infections for dogs. Suitable for all dogs and an especially cost-effective option for larger dogs, Convenia RTU is a ready-to-use formula that offers a canine-specific antibiotic in a single, concentrated dose administered in-clinic, ensuring 100% compliance for veterinarians. This approval was received ahead of internal estimates and is anticipated to contribute to the brand’s 15-year blockbuster status.
•Apoquel® Chewable, the first and only chewable treatment for the relief of allergic itch in dogs, received approval in Thailand.
•ALPHA JECT® micro 4 is the company’s first fish vaccine approved in Japan, reinforcing the continued demand for fish as a protein.
•Ketofen® was also approved in Japan for cattle pain management.

Advancing Livestock Innovation
As previously announced on March 2, Zoetis has entered into a definitive agreement with Neogen Corporation to acquire Neogen’s animal genomics business. This acquisition aligns with Zoetis’ strategy to drive future livestock innovation through genomics, reinforcing its commitment to livestock producers worldwide and accelerating its livestock genetics portfolio. With Neogen’s genomic technologies and data solutions, Zoetis will expand its capabilities to deliver predictive insights, individualized care, and greater value to customers across major livestock and companion animal species. Zoetis expects to complete the acquisition in the second half of 2026.

Zoetis further demonstrated its commitment to innovation by equipping dairy producers with enhanced tools to improve profitability, animal well-being and environmental stewardship. The company launched additional traits for CLARIFIDE® Plus and made updates available in the Dairy Wellness Profit Index® (DWP$®). New traits include measuring environmental stewardship and heat resilience, enabling dairy producers to continue driving production efficiency and overall herd profitability while understanding and improving their herd’s genetic potential for sustainability.
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FISCAL YEAR ALIGNMENT
Effective January 1, 2026, Zoetis eliminated the one-month financial reporting lag by its subsidiaries operating outside of the U.S. and adjusted its year-end for all subsidiaries to December 31 (the “Fiscal Year Alignment”). Zoetis has retroactively applied the new accounting principle to prior financial statement periods, which will allow for a comparison of the financial results to historical operations.

For additional information on the Fiscal Year Alignment, including the recast of certain line items of the company's consolidated financial statements for the quarterly periods of 2025 and annual periods of 2024 and 2025, refer to the presentation of supplemental financial information by visiting the Zoetis website at https://investor.zoetis.com/financials/quarterly-results.

FINANCIAL GUIDANCE
Zoetis is providing updated guidance based on the current operating environment and the presentation of its financials for Fiscal Year Alignment.
•Revenue of $9.680 billion to $9.960 billion (organic operational growth of 2% to 5%)
•Reported net income of $2.680 billion to $2.760 billion
•Adjusted net income of $2.870 billion to $2.950 billion (organic operational growth of 2% to 6%)
•Reported diluted EPS of $6.35 to $6.50
•Adjusted diluted EPS of $6.85 to $7.00
This guidance reflects foreign exchange rates as of April 24, 2026. Additional details on guidance are included in the financial tables and will be discussed on the company's conference call.

WEBCAST & CONFERENCE CALL DETAILS
Zoetis will host a webcast and conference call today at 8:30 a.m. ET to review first quarter 2026 results, discuss financial guidance and respond to questions from financial analysts. The live webcast and corresponding slides can be accessed by visiting https://investor.zoetis.com/events-presentations. A replay of the webcast will be available following the event.

About Zoetis
Zoetis is the world’s leading animal health company, driven by a singular purpose: to nurture our world and humankind by advancing care for animals. With a legacy of nearly 75 years, Zoetis continues to pioneer ways to predict, prevent, detect, and treat animal illness, supporting veterinarians, livestock producers, and pet owners in over 100 countries. We integrate deep scientific expertise, data-driven R&D, advanced manufacturing, and commercial excellence to deliver meaningful innovation across medicines, vaccines, diagnostics, biopharmaceuticals, and digital solutions. Guided by our vision to be the most trusted and valued animal health company, Zoetis is committed to setting new standards for the future of animal care through innovation, customer obsession, and purpose-driven colleagues. To learn more, visit Zoetis.com.
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1 Organic operational results (a non-GAAP financial measure) is defined as results excluding the impact of foreign exchange and certain acquisitions and divestitures.
2 Adjusted net income and its components and adjusted diluted earnings per share (non-GAAP financial measures) are defined as reported net income and reported diluted earnings per share, excluding purchase accounting adjustments, acquisition and divestiture-related costs and certain significant items.
3 A blockbuster has annual sales of at least $100 million.
DISCLOSURE NOTICES
Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to: business plans or prospects, future operating or financial performance, future guidance, future operating models; R&D costs; timing and likelihood of success; expectations regarding products, product approvals or products under development and expected timing of product launches; expectations regarding competing products; expectations regarding financial impact of divestitures; disruptions in our global supply chain; expectations regarding the performance of acquired companies and our ability to integrate new businesses; expectations regarding the financial impact of acquisitions; future use of cash, dividend payments and share repurchases; foreign exchange rates, tax rates, tariffs, changes in tax regimes and laws and any changes thereto; possible impacts of the Fiscal Year Alignment; and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our most recent Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

Use of Non-GAAP Financial Measures: We use non-GAAP financial measures, such as adjusted net income, adjusted diluted earnings per share, operational results (which exclude the impact of foreign exchange) and organic operational results (which exclude the impact of foreign exchange and certain acquisitions and divestitures), to assess and analyze our results and trends and to make financial and operational decisions. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this press release should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliations of non-GAAP financial measures and the most directly comparable GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.zoetis.com.

Internet Posting of Information: We routinely post information that may be important to investors on the 'Investor Relations' section of our website at www.zoetis.com, as well as on LinkedIn, Facebook, X (formerly Twitter) and YouTube. We encourage investors and potential investors to consult our website regularly and to follow us on social media for company news and information.

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Media Contacts:	Investor Contacts:
Jennifer Albano	Steve Frank
1-862-399-0810 (o)	1-973-822-7141 (o)
jennifer.albano@zoetis.com	steve.frank@zoetis.com

Laura Panza	Nick Soonthornchai
1-973-975-5176 (o)	1-973-443-2792 (o)
laura.panza@zoetis.com	nick.soonthornchai@zoetis.com

ZTS-COR
ZTS-IR
ZTS-FIN
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ZOETIS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(millions of dollars, except per share data)

	Three Months Ended
	March 31,
	2026	2025	% Change
Revenue	$2,262	$2,198	3
Costs and expenses:
Cost of sales	641	618	4
Selling, general and administrative expenses	588	574	2
Research and development expenses	180	162	11
Amortization of intangible assets	31	32	(3)
Restructuring charges and certain acquisition and divestiture-related costs	22	—	*
Interest expense, net of capitalized interest	62	54	15
Other (income)/deductions–net	(20)	(15)	33
Income before provision for taxes on income	758	773	(2)
Provision for taxes on income	157	171	(8)
Net income before allocation to noncontrolling interests	601	602	—
Less: Net income/(loss) attributable to noncontrolling interests	—	—	*
Net income attributable to Zoetis Inc.	$601	$602	—

Earnings per share attributable to Zoetis—basic	$1.42	$1.34	6

Earnings per share attributable to Zoetis—diluted	$1.42	$1.34	6

Weighted-average shares used to calculate earnings per share
Basic	422.1	447.6
Diluted	422.4	448.0

* Calculation not meaningful.

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ZOETIS INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per share data)

	Three Months Ended March 31, 2026
	GAAP Reported	Purchase Accounting Adjustments	Acquisition and Divestiture- Related Costs(1)	Certain Significant Items(2)	Non-GAAP Adjusted(a)
Cost of sales	$641	$(1)	$—	$(2)	$638
Gross profit	1,621	1	—	2	1,624
Selling, general and administrative expenses	588	1	—	(4)	585
Research and development expenses	180	(1)	—	—	179
Amortization of intangible assets	31	(27)	—	—	4
Restructuring charges and certain acquisition and divestiture-related costs	22	—	(2)	(20)	—
Other (income)/deductions–net	(20)	—	—	(1)	(21)
Income before provision for taxes on income	758	28	2	27	815
Provision for taxes on income	157	7	1	4	169
Net income attributable to Zoetis	601	21	1	23	646
Earnings per common share attributable to Zoetis–diluted	1.42	0.05	—	0.06	1.53

	Three Months Ended March 31, 2025
	GAAP Reported	Purchase Accounting Adjustments	Acquisition and Divestiture- Related Costs(1)	Certain Significant Items(2)	Non-GAAP Adjusted(a)
Cost of sales	$618	$(1)	$—	$—	$617
Gross profit	1,580	1	—	—	1,581
Selling, general and administrative expenses	574	(3)	—	(6)	565
Research and development expenses	162	—	—	—	162
Amortization of intangible assets	32	(28)	—	—	4
Restructuring charges and certain acquisition and divestiture-related costs	—	—	—	—	—
Other (income)/deductions–net	(15)	—	—	—	(15)
Income before provision for taxes on income	773	32	—	6	811
Provision for taxes on income	171	7	—	—	178
Net income attributable to Zoetis	602	25	—	6	633
Earnings per common share attributable to Zoetis–diluted	1.34	0.06	—	0.01	1.41

(a) Non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP adjusted net income and its components, and non-GAAP adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

See Notes to Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for notes (1) and (2).

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ZOETIS INC.
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars)

(1)    Acquisition and divestiture-related costs include the following:

	Three Months Ended
	March 31,
	2026	2025
Acquisition-related costs	$2	$—
Total acquisition and divestiture-related costs—pre-tax	2	—
Income taxes(a)	1	—
Total acquisition and divestiture-related costs—net of tax	$1	$—
(a)    Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate.

(2)    Certain significant items include the following:

	Three Months Ended
	March 31,
	2026	2025
Other restructuring charges and cost-reduction/productivity initiatives(a)	$20	$—
Business process transformation program(b)	5	7
Other	2	(1)
Total certain significant items—pre-tax	27	6
Income taxes(c)	4	—
Total certain significant items—net of tax	$23	$6
(a)    For the three months ended March 31, 2026, primarily related to employee termination costs due to organizational structure refinements.
(b)    Represents costs related to our multi-year business process transformation program, which includes the implementation of a new enterprise resource planning (ERP) system, related digital technology solutions and other related costs, included in Selling, general and administrative expenses and Cost of sales. This comprehensive program is a major global and cross-functional company-wide effort that we believe will transform how we work across our business and contribute to all of our strategic priorities. Due to the nature, scope and magnitude of this investment, these costs are incremental transformational costs that are far in excess of the historical normal level of spending to support operations and are not expected to recur in the foreseeable future.
(c)    Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate.
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ZOETIS INC.
ADJUSTED SELECTED COSTS, EXPENSES AND INCOME(a)
(UNAUDITED)
(millions of dollars)

	Three Months Ended
	March 31,		% Change
	2026	2025	Total	Foreign Exchange	Operational(b)	Divestitures	Organic Operational(c)
Adjusted cost of sales	$638	$617	3%	8%	(5)%
as a percent of revenue	28.2%	28.1%	NA	NA	NA
Adjusted SG&A expenses	585	565	4%	3%	1%
Adjusted R&D expenses	179	162	10%	1%	9%
Adjusted net income	646	633	2%	1%	1%	—%	1%

(a)    Adjusted cost of sales, adjusted selling, general, and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, and adjusted net income (non-GAAP financial measures) are defined as the corresponding reported U.S. GAAP income statement line items excluding purchase accounting adjustments, acquisition and divestiture-related costs and certain significant items. These adjusted income statement line item measures are not, and should not be viewed as, substitutes for the corresponding U.S. GAAP line items. The corresponding GAAP line items and reconciliations of reported to adjusted information are provided in Condensed Consolidated Statements of Income and Reconciliation of GAAP Reported to Non-GAAP Adjusted Information.
(b)    Operational results (a non-GAAP financial measure) is defined as results excluding the impact of foreign exchange.
(c)    Organic operational results (a non-GAAP financial measure) is defined as results excluding the impact of foreign exchange and certain acquisitions and divestitures.
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ZOETIS INC.
2026 GUIDANCE

Selected Line Items (millions of dollars, except per share amounts)	Full Year 2026 as of May 7, 2026
Revenue	$9,680 to $9,960
Organic operational growth(a)	2% to 5%
Adjusted cost of sales as a percentage of revenue(b)	Approximately 28.5%
Adjusted SG&A expenses(b)	$2,350 to $2,400
Adjusted R&D expenses(b)	$735 to $745
Adjusted interest expense and other (income)/deductions-net(b)	Approximately $215
Effective tax rate on adjusted income(b)	Approximately 20.5%
Adjusted diluted EPS(b)	$6.85 to $7.00
Adjusted net income(b)	$2,870 to $2,950
Organic operational growth(a)(c)	2% to 6%
Certain significant items and acquisition and divestiture-related costs(d)	Approximately $100
Reported diluted EPS	$6.35 to $6.50
The guidance reflects foreign exchange rates as of April 24, 2026.
Reconciliations of 2026 reported guidance to 2026 adjusted guidance follows:

(millions of dollars, except per share amounts)	Reported	Certain significant items and acquisition and divestiture-related costs(d)	Purchase accounting	Adjusted(b)
Cost of sales as a percentage of revenue	~ 28.7%	~ (0.2%)		~ 28.5%
SG&A expenses	$2,373 to $2,423	~ $(12)	~ $(11)	$2,350 to $2,400
R&D expenses	$737 to $747		~ $(2)	$735 to $745
Interest expense and other (income)/deductions-net	~ $215			~ $215
Effective tax rate	~ 20.7%	~ (0.2%)		~ 20.5%
Diluted EPS	$6.35 to $6.50	~ $0.28	~ $0.22	$6.85 to $7.00
Net income attributable to Zoetis	$2,680 to $2,760	~ $100	~ $90	$2,870 to $2,950
(a)    Organic operational results (a non-GAAP financial measure) excludes the impact of foreign exchange and certain acquisitions and divestitures.
(b)    Adjusted net income and its components and adjusted diluted EPS are defined as reported U.S. GAAP net income and its components and reported diluted EPS excluding purchase accounting adjustments, acquisition and divestiture-related costs and certain significant items. Adjusted cost of sales, adjusted SG&A expenses, adjusted R&D expenses, and adjusted interest expense and other (income)/deductions-net are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure. Despite the importance of these measures to management in goal setting and performance measurement, adjusted net income and its components and adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, adjusted net income and its components and adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Adjusted net income and its components and adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance. Adjusted net income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.
(c)    We do not provide a reconciliation of forward-looking non-GAAP adjusted net income operational results to the most directly comparable U.S. GAAP reported financial measure because we are unable to calculate with reasonable certainty the foreign exchange impact of unusual gains and losses, acquisition and divestiture-related expenses, potential future asset impairments and other certain significant items, without unreasonable effort. The foreign exchange impacts of these items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.
(d)    Primarily includes certain nonrecurring costs related to acquisitions, divestitures and other charges.
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ZOETIS INC. CONSOLIDATED REVENUE BY SEGMENT(a) AND SPECIES (UNAUDITED) (millions of dollars)

	Three Months Ended
	March 31,		% Change
	2026	2025	Total	Foreign Exchange	Operational(b)	Divestitures	Organic Operational(c)
Revenue:
Companion Animal	$1,519	$1,541	(1)%	3%	(4)%	—%	(4)%
Livestock	720	627	15%	5%	10%	(2)%	12%
Contract Manufacturing & Human Health	23	30	(23)%	1%	(24)%	—%	(24)%
Total Revenue	$2,262	$2,198	3%	4%	(1)%	(1)%	—%

U.S.:
Companion Animal	$865	$973	(11)%	—%	(11)%	—%	(11)%
Livestock	225	210	7%	—%	7%	—%	7%
Total U.S. Revenue	$1,090	$1,183	(8)%	—%	(8)%	—%	(8)%

International:
Companion Animal	$654	$568	15%	8%	7%	—%	7%
Livestock	495	417	19%	7%	12%	(2)%	14%
Total International Revenue	$1,149	$985	17%	8%	9%	(1)%	10%

Companion Animal:
Dogs and Cats	$1,443	$1,477	(2)%	3%	(5)%
Horses	76	64	19%	6%	13%
Total Companion Animal Revenue	$1,519	$1,541	(1)%	3%	(4)%

Livestock:
Cattle	$392	$341	15%	4%	11%
Swine	123	105	17%	6%	11%
Poultry	118	106	11%	3%	8%
Fish	66	55	20%	9%	11%
Sheep and other	21	20	5%	7%	(2)%
Total Livestock Revenue	$720	$627	15%	5%	10%

(a) For a description of each segment, see Zoetis' most recent Annual Report on Form 10-K.
(b) Operational revenue results (a non-GAAP financial measure) is defined as revenue results excluding the impact of foreign exchange.
(c) Organic operational revenue results (a non-GAAP financial measure) is defined as revenue results excluding the impact of foreign exchange and certain acquisitions and divestitures.

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ZOETIS INC.
CONSOLIDATED REVENUE BY KEY INTERNATIONAL MARKETS
(UNAUDITED)
(millions of dollars)

	Three Months Ended
	March 31,		% Change
	2026	2025	Total	Foreign Exchange	Operational(a)
Total International	$1,149	$985	17%	8%	9%
Australia	89	79	13%	11%	2%
Brazil	90	81	11%	12%	(1)%
Canada	73	70	4%	4%	—%
Chile	38	35	9%	6%	3%
China	63	55	15%	5%	10%
France	37	39	(5)%	9%	(14)%
Germany	59	55	7%	11%	(4)%
Italy	39	30	30%	16%	14%
Japan	35	32	9%	(4)%	13%
Mexico	48	35	37%	17%	20%
Spain	40	29	38%	16%	22%
United Kingdom	78	74	5%	7%	(2)%
Other developed markets	169	133	27%	11%	16%
Other emerging markets	291	238	22%	3%	19%

(a)    Operational revenue results (a non-GAAP financial measure) is defined as revenue results excluding the impact of foreign exchange.
Note: operational revenue results are not reflective of organic operational results.

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ZOETIS INC. SEGMENT(a) EARNINGS (UNAUDITED) (millions of dollars)
	Three Months Ended
	March 31,		% Change
	2026	2025	Total	Foreign Exchange	Operational(b)
U.S.:
Revenue	$1,090	$1,183	(8)%	—%	(8)%
Cost of Sales	194	199	(3)%	—%	(3)%
Gross Profit	896	984	(9)%	—%	(9)%
Gross Margin	82.2%	83.2%
Operating Expenses	199	205	(3)%	—%	(3)%
Other (income)/deductions-net	—	—	*	*	*
U.S. Earnings	$697	$779	(11)%	—%	(11)%

International:
Revenue	$1,149	$985	17%	8%	9%
Cost of Sales	334	295	13%	10%	3%
Gross Profit	815	690	18%	7%	11%
Gross Margin	70.9%	70.1%
Operating Expenses	175	163	7%	7%	—%
Other (income)/deductions-net	1	—	*	*	*
International Earnings	$639	$527	21%	6%	15%

Total Reportable Segments	$1,336	$1,306	2%	2%	—%

Other business activities(c)	(141)	(133)	6%
Reconciling Items:
Corporate(d)	(315)	(278)	13%
Purchase accounting adjustments(e)	(28)	(32)	(13)%
Acquisition and divestiture-related costs(f)	(2)	—	*
Certain significant items(g)	(27)	(6)	*
Other unallocated(h)	(65)	(84)	(23)%
Total Earnings(i)	$758	$773	(2)%

(a) For a description of each segment, see Zoetis' most recent Annual Report on Form 10-K.
(b) Operational results (a non-GAAP financial measure) is defined as results excluding the impact of foreign exchange.
(c) Other business activities includes the research and development costs managed by our research and development organization, as well as our contract manufacturing business and human health business.
(d) Corporate includes, among other things, certain costs associated with information technology, administration expenses, interest income and expense, certain compensation costs and other costs not charged to our operating segments.
(e) Purchase accounting adjustments include certain charges related to the amortization of fair value adjustments to inventory, intangible assets and property, plant and equipment not charged to our operating segments.
(f) Acquisition and divestiture-related costs include costs associated with acquiring and integrating newly acquired businesses, such as transaction costs and integration costs, as well as costs associated with divesting and disintegrating a portion of our business.
(g) Certain significant items includes substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items primarily include certain asset impairment charges, restructuring charges and implementation costs associated with cost-reduction/productivity initiatives that are not associated with an acquisition, costs related to our business process transformation program, as well as the impact of divestiture gains and losses.
(h) Includes overhead expenses associated with our global manufacturing and supply operations not directly attributable to an operating segment, as well as certain procurement costs.
(i) Defined as income before provision for taxes on income.
* Calculation not meaningful.
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